POWER OF ATTORNEY



The undersigned, an executive officer of The Southern Company, hereby makes, constitutes, and appoints Tommy Chisholm and Patricia L. Roberts my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Initial Statement of Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3,
4, and 5, respectively, and Form ID, and any appropriate amendment or amendments thereto.

This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Secretary of The Southern Company.


	Signed this 14 day of February, 2005




					         																							_s Andrew J Dearman___________
					  Andrew J. Dearman